EXHIBIT 5




                        [BARNES & THORNBURG LETTERHEAD]



                                                                    May 31, 1996


Board of Directors
River Valley Bancorp
303 Clifty Drive
Madison, Indiana   47250

Gentlemen:

         You  have  requested  our  opinion  in  connection  with  the  Form S-1
Registration Statement (the "Registration Statement") to be filed by River Valley Bancorp, an Indiana corporation (the "Corporation"), with respect to the offer and sale by the Corporation of up to 1,190,250 shares of Common Stock, without par value, of the Corporation (the "Shares"). We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances.

         Based on that examination and investigation, it is our opinion that the Shares are duly authorized and will be, when sold in the manner described in the Registration Statement (including all Exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state blue sky laws, validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

         We consent to the use of our name under the caption "The Conversion - Principal Effects of Conversion - Tax Effects" and "Legal Opinions" in the Prospectus included in the Registration Statement, to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the filing of our tax opinion as Exhibit 8(1) to the Registration Statement.

                                                         Very truly yours,


                                                         BARNES & THORNBURG